EXHIBIT 10.1

STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (this “Agreement”) is entered into as of March 26, 2026 (the “Effective Date”), by and between:

BioCorRx Inc., a Nevada corporation (“Parent”), and [Name], an individual or entity (“Shareholder”).

Parent and Shareholder may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BioCorRx Pharmaceuticals, Inc., a Nevada corporation (the “Subsidiary”), is a majority-owned subsidiary of Parent;

WHEREAS, Shareholder is the record and beneficial owner of [●]% of the outstanding common stock of Subsidiary, represented by [●] shares of Subsidiary common stock (the “Subsidiary Shares”);

WHEREAS, Shareholder is [an executive officer of Parent [and]] [a member of Parent’s board of directors];

WHEREAS, Parent has adopted a Plan of Reorganization dated February 25, 2026 (the “Plan of Reorganization”) pursuant to which Parent intends to acquire control of Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Parent and Shareholder desire to effect an exchange of stock solely for voting stock of Parent pursuant to the Plan of Reorganization, in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the Parties agree as follows:

EXCHANGE OF SHARES

2.1. Exchange. Subject to the terms and conditions of this Agreement and pursuant to the Plan of Reorganization, at the Closing:

(a) Shareholder shall transfer, assign, and deliver to Parent all of Shareholder’s right, title, and interest in and to the Subsidiary Shares, free and clear of all liens and encumbrances; and

(b) Parent shall issue and deliver to Shareholder [●] shares of Parent common stock, par value $[●] per share (the “Parent Shares”).

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2.2. Sole Consideration. The Parent Shares shall be the sole consideration issued to Shareholder in exchange for the Subsidiary Shares. No cash or other property shall be paid or transferred in connection with the exchange.

2.3. Voting Stock. The Parent Shares issued pursuant to this Agreement constitute “voting stock” within the meaning of Section 368(a)(1)(B) of the Code and the Treasury Regulations promulgated thereunder.

CLOSING

3.1. Closing. The closing of the exchange contemplated by this Agreement (the “Closing”) shall occur on March 26, 2026, or such other date as the Parties may mutually agree.

3.2. Closing Deliverables. At the Closing:

(a) Shareholder shall deliver to Parent evidence reasonably satisfactory to Parent of Shareholder’s ownership of the Subsidiary Shares and authority to transfer such shares; and

(b) Parent shall deliver the Parent Shares to Shareholder in book-entry form or by such other method as Parent customarily uses for the issuance of its common stock.

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Parent that:

4.1. Ownership. Shareholder is the sole legal and beneficial owner of the Subsidiary Shares and has good and valid title to such shares, free and clear of all liens or encumbrances.

4.2. Authority. Shareholder has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

4.3. No Conflicts. The execution and delivery of this Agreement do not violate any agreement or obligation binding on Shareholder.

4.4. No Litigation. There is no action, suit, proceeding, or investigation pending or, to Shareholder’s knowledge, threatened against Shareholder that would adversely affect Shareholder’s ability to perform its obligations under this Agreement.

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REPRESENTATIONS AND WARRANTIES OF THE PARENT

Parent represents and warrants to Shareholder that:

5.1. Organization and Authority. Parent is duly organized and validly existing under the laws of the State of Nevada and has full corporate power and authority to enter into this Agreement.

5.2. Authorization. The execution and delivery of this Agreement and the issuance of the Parent Shares have been duly authorized by all necessary corporate action of Parent.

5.3. Valid Issuance. The Parent Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

5.4. No Violation of Securities Laws. The issuance of the Parent Shares pursuant to this Agreement does not violate any applicable federal or state securities laws.

TAX MATTERS

6.1. Intended Tax Treatment. The Parties intend that the exchange of Subsidiary Shares for Parent Shares pursuant to this Agreement constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code.

6.2. No Boot. No cash or other property has been or will be paid to Shareholder in connection with the exchange other than the Parent Shares.

6.3. Tax Advice. Shareholder acknowledges that Parent has not provided tax advice to Shareholder and that Shareholder has been advised to consult its own tax advisor regarding the tax consequences of the exchange.

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INDEPENDENT EVALUATION; NO RELIANCE; NO OPINION; WAIVER

7.1. Shareholder acknowledges and agrees that:

(a) Shareholder has made its own independent evaluation of the merits of the transactions contemplated by this Agreement and of the value of the Parent Shares to be received in the exchange;

(b) Shareholder has had the opportunity to consult, and has consulted or voluntarily declined to consult, its own independent legal, tax, financial, and other advisors with respect to the transaction;

(c) Neither Parent nor any of its affiliates has provided Shareholder with any legal opinion, tax opinion, fairness opinion, appraisal, valuation report, or similar analysis with respect to the Subsidiary Shares, the Parent Shares, or the exchange ratio;

(d) Shareholder is not relying on any statement, representation, or advice of Parent or its counsel, advisors, or representatives, except as expressly set forth in this Agreement;

(e) Shareholder acknowledges that the Parent Shares represent a continuing equity interest in Parent and that the value of such shares may fluctuate and is subject to market and business risks; and

(f) To the fullest extent permitted by applicable law, Shareholder waives any claim based upon the absence of a fairness opinion, legal opinion, valuation, appraisal, or similar analysis in connection with the transactions contemplated hereby.

REGISTRATION RIGHTS; SECURITIES LAW MATTERS

8.1. Registration Rights. If Parent files a registration statement under the Securities Act for the registration of shares of Parent’s common stock for resale for its own account or the account of other securityholders (other than on Form S-8 or any successor form relating to employee benefit plans), Parent shall include in such registration statement the Parent Shares issued to Shareholder pursuant to this Agreement, to the extent permitted by applicable law and subject to customary underwriter cutbacks and other customary limitations. Nothing in this Section shall obligate Parent to file any registration statement or to maintain the effectiveness of any registration statement.

8.2. Private Transaction; Exemption from Registration. The Parent Shares are being issued solely in exchange for Subsidiary Shares pursuant to this Agreement and not in a public offering. The Parent Shares have not been registered under the Securities Act or any applicable state securities laws.

The issuance of the Parent Shares is intended to be exempt from registration under Section 4(a)(2) of the Securities Act and/or other applicable exemptions thereunder, and applicable exemptions under state securities laws. Parent is relying upon the representations and acknowledgments of Shareholder set forth in this Section in determining the availability of such exemptions.

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8.3. Exchange; No Distribution. Shareholder acknowledges that the Parent Shares are being received solely in exchange for the Shareholder’s Subsidiary Shares pursuant to this Agreement and not as part of a public offering.

Shareholder represents that it is not entering into this exchange with a present plan or arrangement to engage in a distribution of the Parent Shares in violation of the Securities Act.

Shareholder further acknowledges that the Parent Shares constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be resold except pursuant to an effective registration statement or an available exemption from registration.

8.4. Public Company Status; Information Access. Shareholder acknowledges that Parent is a public reporting company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a long-standing equity holder of Subsidiary [and as [an executive officer of Parent [and]] [a member of Parent’s board of directors]], Shareholder acknowledges familiarity with Parent’s public reporting and confirms that it has had access to Parent’s publicly filed reports with the U.S. Securities and Exchange Commission (the “SEC”).

8.5. Transfer Restrictions; Rule 144.

(a) Shareholder understands that the Parent Shares may not be sold, transferred, pledged, or otherwise disposed of unless (i) registered under the Securities Act, or (ii) an exemption from registration is available, including Rule 144.

(b) Shareholder acknowledges that Rule 144 imposes holding period requirements and, if Shareholder [is deemed] [remains] an “affiliate” of Parent while seeking to dispose of the shares, volume limitations, manner-of-sale requirements, and other conditions.

(c) To the extent permitted under applicable SEC guidance, the holding period of the Parent Shares for purposes of Rule 144 may include the holding period of the Subsidiary Shares surrendered in the exchange.

8.6. Legends; Stop Transfer Instructions. The Parent Shares shall bear a customary restrictive legend substantially to the effect that the securities have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement or an available exemption from registration.

Parent may place stop transfer instructions or such additional legends as it reasonably deems necessary to ensure compliance with applicable securities laws.

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8.7. No General Solicitation; No Integration. Shareholder acknowledges that the issuance of the Parent Shares was not the result of general solicitation or public advertising and that the transaction is a privately negotiated exchange.

The Parties intend that this transaction not be integrated with any other offering of securities by Parent except as permitted by applicable law.

8.8. Exchange Act Reporting; Section 13 and Section 16. Shareholder acknowledges that ownership of the Parent Shares may subject Shareholder to reporting obligations under Sections 13(d) and/or 16 of the Exchange Act if applicable ownership thresholds are met.

Shareholder agrees that it is solely responsible for determining and complying with any such reporting obligations, including without limitation the filing of any required Schedule 13D, Schedule 13G, Form 3, Form 4, or Form 5.

If Shareholder is deemed an “affiliate” of Parent, resales of the Parent Shares may be subject to additional limitations under Rule 144.

FURTHER ASSURANCES

9.1. Following the Closing, each Party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary to carry out the intent and purposes of this Agreement and the Plan of Reorganization.

CONFIDENTIALITY

10.1. Confidentiality. Shareholder agrees to keep the existence and terms of this Agreement confidential, except as required by applicable law or as disclosed by Parent in filings with the Securities and Exchange Commission.

GOVERNING LAW

11.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict-of-laws principles.

MISCELLANEOUS

12.1. Entire Agreement. This Agreement, together with the Plan of Reorganization, constitutes the entire agreement between the Parties with respect to the subject matter hereof.

12.2. Amendments. This Agreement may be amended only by a written instrument executed by both Parties.

12.3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the Parties have executed this Stock Exchange Agreement as of the Effective Date first written above.

PARENT:

BioCorRx Inc.

By:	/s/ Lourdes Felix
Name:	Lourdes Felix
Title:	Chief Executive Officer

SHAREHOLDER:

[Minority Holder Name]

By:
Name:
Title (if applicable):

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